                                                     Pursuant to Rule 424(b)(3)
                                                             File No. 333-10915

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 10, 1996

                          ROTECH MEDICAL CORPORATION

              $110,000,000 Principal Amount of 5 1/4% Convertible
                       Subordinated Debentures Due 2003
                   (Interest Payable June 1 and December 1)

                       4,190,476 Shares of Common Stock

                               ----------------

  The Prospectus dated September 10, 1996, as previously supplemented, is hereby further supplemented as follows to restate, in its entirety, the "Selling Securityholders" section beginning on page 20 of the Prospectus:

                            SELLING SECURITYHOLDERS

  The following table sets forth certain information as of December 13, 1996 (except as otherwise noted) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling
Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                            AGGREGATE PRINCIPAL    NUMBER OF
                                                 AMOUNT OF      SHARES OF COMMON
                                            DEBENTURES THAT MAY  STOCK THAT MAY
NAME                                              BE SOLD           BE SOLD*
----                                        ------------------- ----------------
Nomura Securities (Bermuda) Ltd...........       $1,875,000           71,428
SMM Co. BV (1)............................        2,950,000          112,380
LCMS Foundation...........................        1,000,000           38,095
New York Life Separate Account #7.........        1,500,000           57,142
Catholic Mutual Relief Society of America.          150,000            5,714
Catholic Mutual Relief Society of America
 Retirement Plan and Trust................          350,000           13,333
Societe Generale Securities Corp..........          750,000           28,571
Lipper Convertibles, L.P..................        1,800,000           68,571
LB Series Fund, Inc.--High Yield Portfo-
 lio......................................        5,650,000          215,238
Lutheran Brotherhood High Yield Fund......        3,850,000          146,666
Mainstay Convertible Fund(3)..............        3,500,000          133,333
Robertson Stephens Investment Management
 L.P.(1)..................................        1,350,000           51,428
Value Line Convertible Fund...............          500,000           19,047
Allstate Insurance Company................        2,500,000           95,238
Aetna Variable Fund.......................        3,255,000          124,000
Aetna Growth and Income Fund..............          245,000            9,333
Paloma Securities L.L.C...................        3,000,000          114,285
Lincoln National Convertible Securities
 Fund.....................................        2,250,000           85,714
Lincoln National Life Insurance Company--
 Corporate Convertible Securities Pool....        5,295,000          201,714
Weirton Trust Convertibles................          620,000           23,619
United National Insurance--American Manu-
 facturing................................          120,000            4,571
Commonwealth Life Insurance--Stock TRAC
 (TEAMSTERS I)(2).........................          500,000           19,047
Commonwealth Life Insurance Company--
 (TEAMSTER/CAMDEN--New
 Enhanced)(2).............................        1,700,000           64,761
KA Management Limited(6)..................          742,000           28,266
KA Trading L.P.(6)........................        2,470,000           94,095
Liberty View Plus Fund(4).................        1,000,000           38,095
Liberty View Fund LLC(4)..................          250,000            9,523
Paresco, Inc.(4)..........................          750,000           28,571
Credit Suisse First Boston Corporation(5).          825,000           31,428
Any other Selling Securityholders or fu-
 ture transferee from any such Selling
 Securityholder(7)........................       59,253,000        2,257,270
                                               ------------        ---------
                                               $110,000,000        4,190,476

--------
(1) Information is as of September 10, 1996.
(2) Information is as of December 9, 1996.
(3) Information is as of January 21, 1997.
(4) Information is as of January 29, 1997.
(5) Information is as of March 12, 1997.
(6) Information is as of March 17, 1997.
(7) Information regarding these persons or entities will be added by supplement to this Prospectus.
 * Assumes a conversion price of $26.25 per share and a cash payment in lieu of any fractional share interest.

  The preceding table has been prepared based upon information furnished to the Company by the Depository Trust Company, PNC Bank, Kentucky, Inc., trustee under the Indenture, and by or on behalf of the Selling Securityholders. Additional information concerning ownership of the Debentures and Conversion Shares offered hereby rests with certain holders of the Debentures and Conversion Shares who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company has received no response to its request for such information.

  In view of the fact that Selling Securityholders may offer all or a portion of the Debentures or Conversion Shares held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Debentures or the number of Conversion Shares that will be held by the Selling Securityholders after completion of the offering made hereby. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Debentures and/or Conversion Shares, since the date on which they provided the information set forth above, in transactions exempt from the registration requirements of the Securities Act.

  Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Debentures and the number of Conversion Shares issuable upon conversion of the Debentures offered hereby may increase or decrease.

                               ----------------

           The date of this Prospectus Supplement is March 26, 1997



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